SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – June 23, 2005

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 23, 2005, Lockheed Martin Corporation’s Board of Directors amended the Lockheed Martin Management Incentive Compensation Plan (“MICP”). A copy of the MICP, as amended, is filed as Exhibit 99 to this report and is incorporated herein by reference. The amendments are effective for the 2005 plan year and increase the targeted percentage of base salary potentially payable as incentive compensation for specified management participant positions, including the Chief Executive Officer and Executive Vice Presidents.

Under the MICP, executives have the opportunity to earn incentive compensation based on an assessment of their performance under individual and business unit (or corporate) goals by the Management Development and Compensation Committee and the Stock Option Subcommittee (together the “Committee”) of the Board of Directors. Each eligible participant is assigned a targeted percentage (ranging from 15 percent to 125 percent) of base salary determined by the level of importance and responsibility of the participant’s position in the Corporation. The MICP also permits the Committee or the Board of Directors to adopt a different targeted percentage for any elected officer. The amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment by the Committee of business area and/or corporate performance, as well as an individual’s contribution to that performance. Following adjustment for business area and/or corporate and individual performance ratings, the bonuses payable under the MICP to participants can range from 0 percent to 195 percent of the targeted percentage.

Each year the Committee examines compensation information compiled by an independent executive compensation consultant from a group of 25 publicly held companies (referred to as the “Comparator Group”) of a size, complexity and quality similar to that of the Corporation. The increase in the targeted percentages effected by the amendment is intended to more closely align the Corporation’s annual incentive compensation targets to the ranges for similar positions in the Corporation’s Comparator Group.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99	Lockheed Martin Management Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ David A. Dedman
David A. Dedman
Associate General Counsel

June 28, 2005